1 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
July 27, 2009	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie A. Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 2ND QUARTER '09 RESULTS;

MAINTAINS $0.12 QUARTERLY DIVIDEND;

ANNOUNCES AGREEMENT TO RAISE $25 MILLION IN COMMON EQUITY

WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, reported a quarterly loss per common share of $0.50 and net loss of $2.3 million compared to diluted earnings per common share of $1.07 and net income of $6.7 million for the second quarter of 2008. For the first six months of 2009, WSFS reported net income of $624,000, but a loss of $0.10 per common share due to the effects of preferred stock dividends. This compares to net income of $13.9 million or $2.22 per diluted common share during the first six months of 2008.

There were a number of non-routine items affecting earnings during the second quarter of 2009 (discussed below in the Notable items section) totaling $3.6 million, after-tax, or $0.59 per common share compared to a reported after-tax loss of $2.3 million or a $0.50 loss per common share.

Highlights:

•

Customer deposit growth remained very strong, increasing $134.9 million or 7% (29% annualized) from March 31, 2009 and $492.5 million or 33% from June 30, 2008 levels. Most of this growth was in core deposits.

•

Commercial loan growth continued, increasing $27.4 million or 2% (6% annualized) from March 31, 2009 and $244.9 million or 15% from June 30, 2008. Adjusting for an “offset” loan (discussed later in this release), commercial loans grew 3% (13% annualized) from March 31, 2009 and 17% from June 30, 2008.

2 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

•

WSFS net interest income for the quarter ended June 30, 2009 was $26.4 million, a strong $2.5 million increase from the quarter ended March 31, 2009 and a $4.0 million increase from the quarter ended June 30, 2008. The net interest margin was 3.31%, up 26 basis points (0.26%) from the quarter ended March 31, 2009 and eleven basis points (0.11%) from the quarter ended June 30, 2008.

•

WSFS noninterest income for the quarter ended June 30, 2009 was $12.7 million, a $1.6 million increase from the quarter ended March 31, 2009 and a $1.0 million increase from the quarter ended June 30, 2008.

•	WSFS increased its allowance for loan losses to total gross loans to 1.63% from 1.41% as of March 31, 2009.

Notable items:

•

WSFS increased its credit-related expenses, including $12.0 million in its provision for loan losses and $1.3 million in additional write-downs of assets acquired through foreclosure (REO). These increased credit-related costs reflect the effect the economic environment has had on WSFS during the quarter and include approximately:

o

$6.2 million related to increased credit risk within the commercial portfolio, comprised of $3.8 million in migration to higher risk ratings and $2.4 million related to collateral depreciation, affecting loss estimates for classified loans.

o	$3.8 million related to net charge-offs in the commercial loan portfolio. This is largely related to 6 residential construction and land development (RCLD) loans.
o	$728,000 in additional provision for our residential mortgage and consumer loan portfolios.
o	$634,000 for restructured consumer loans (TDRs). The Company continues to work with homeowners with a goal to both keep them in their homes and optimize the Bank’s returns.
o	$596,000 related to continued growth in the Company’s loan portfolio.

3 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

o	$1.3 million additional write-down on REO, primarily due to an updated appraisal on a residential construction property.
•	A $622,000 positive mark-to-market adjustment on a $12.4 million par value BBB+ rated mortgage-backed security (MBS) issued in connection with a 2002 reverse mortgage securitization.
•	WSFS recorded $5.7 million, pre-tax, of non-routine items affecting earnings (presented in pre-tax dollars) including:
o	$1.6 million charge related to the decision to conduct an orderly wind-down of 1st Reverse Financial Services, LLC (1st Reverse), the Company’s reverse mortgage subsidiary (discussed later);
o	$1.6 million additional FDIC insurance premium, representing WSFS’ share of the special assessment, - that was levied on the banking industry;
o	$1.3 million related to fraudulent wire transfer activity affecting the accounts of two of our customers and $201,000 in related expenses. WSFS is pursuing possible insurance reimbursement;
o	$953,000 in expenses related to our due diligence on an acquisition prospect; discussions concerning this acquisition have been terminated by WSFS.
•	During the quarter, WSFS relocated its branch in Lewes and opened new branches in Ocean View and Millsboro, further enhancing its franchise in Sussex County, Delaware.

Capital planning:

WSFS entered into a Stock Purchase Agreement to sell 862,069 shares of common stock and to issue a warrant to purchase 129,310 shares to Peninsula Investment Partners, L.P. (Peninsula) for $25 million in cash ($29.00 per share excluding the value of the warrant). The warrant has an exercise price of $29 per share and a term of ten years. Peninsula currently owns 610,000 shares or 9.85% of WSFS’ outstanding common stock. After the sale, Peninsula will own 1,472,069 shares or 20.87% of WSFS’ outstanding common stock. Following the completion of the stock sale, WSFS will appoint Mr. R. Ted Weschler to the Board of Directors of WSFS. Mr. Weschler is managing partner of Peninsula and has been a significant owner of WSFS common

4 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

stock in the past, also serving on WSFS’ Board of Directors from 1992 to 2007. The stock sale is contingent on, among other things, regulatory approval by the Office of Thrift Supervision and is expected to close in the third quarter of 2009.

CEO outlook and commentary:

Mark A. Turner, President and CEO said, “Through these difficult times, our robust deposit and loan growth, along with branch expansion have demonstrated that we continue to remain a strong, growing and well-capitalized bank.”

“However, we are disappointed to report a loss for the quarter. Our loss reflects the continued pressures of a weak and declining economy on our customers, particularly those affected by the residential construction industry. We continue to recognize weakness in residential real estate development as new home sales in our market continue at very low levels and appraised values deteriorate. To a lesser, but meaningful extent, we also are impacted by negative credit trends across our portfolios as our communities are impacted by this protracted recession.”

Mr. Turner continued, “We are very pleased to strengthen our capital through a strategic private placement of our common stock. While we are well-capitalized by all regulatory measures, this additional capital will support our continued pursuit of market share growth and other opportunities that present themselves in this environment. This capital will also further strengthen WSFS’ balance sheet and support our ability to pursue the repayment of the Treasury’s Capital Purchase Program (CPP) funds when the time is right. We believe the stock sale at this price to Peninsula, an organization that has conducted due diligence and knows our Company well, is a solid vote of confidence in WSFS. We also very much look forward to welcoming Mr. Weschler back to our Board. Mr. Weschler has served WSFS as a Director in the past, helping the Company build long-term shareholder value. All in all, the addition of this capital and Mr. Weschler as a significant investor and Board member further positions WSFS to thrive as we navigate through this economic cycle.”

5 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Second Quarter 2009 Discussion of Financial Results

Net interest income improves significantly

Net interest income for the second quarter of 2009 was $26.4 million, a $2.5 million, or 10% increase from the first quarter of 2009. The net interest margin increased twenty-six basis points (0.26%) to 3.31% from the 3.05% reported in the first quarter of 2009. Net interest income increased $4.0 million and the net interest margin of 3.31% increased by eleven basis points (0.11%) from the second quarter of 2008.

The changes in net interest margin from the first quarter 2009 reflect the positive effects of improved pricing, including lower rates on deposits and wholesale funding. In addition, the funding mix has improved as deposit growth reduced more-costly wholesale funding needs. Finally, rates on commercial loans improved, increasing seventeen basis points (0.17%) during the quarter and resulting in increased yields on the loan portfolio in general.

Commercial loans continued strong growth trends

Total net loans were $2.5 billion at June 30, 2009, an increase of $12.5 million, or 1% (2% annualized) over March 31, 2009 levels. Commercial and commercial real estate (CRE) loans increased $27.4 million or 2% (6% annualized) from March 31, 2009. Quarterly growth figures in this category do not fully capture the fundamental growth as an existing $30.4 million loan was removed from loan balances, under applicable accounting standards, principally because it was secured by a WSFS certificate of deposit. Adjusting for the effects of this “offset” loan, commercial and CRE loans increased 3% (13% annualized) from March 31, 2009. Total construction and land development (CLD) loans increased $6.0 million while residential CLD loans declined by $1.0 million during the quarter.

Total net loans increased $225.5 million, or 10%, over June 30, 2008. Commercial and CRE loans increased $244.9 million, or 15% over June 30, 2008. When adjusted for the “offset” loan commercial and CRE increased by $275.3 million, or 17%. In addition, total CLD loans

6 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

decreased $6.0 million, or 3% from June 30, 2008 to $233.0 million or 9.1% of the loan portfolio. This included a decrease in RCLD loans by $19.0 million to $135.0 million or 5.3% of the loan portfolio.

The following table summarizes the current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	June 30, 2009		March 31, 2009		June 30, 2008

Commercial and CRE	$1,847,027	74%	$1,819,606	73%	$1,602,103	70%
Residential mortgage	408,111	16	419,462	16	436,216	19
Consumer	302,762	12	300,533	12	280,887	12
Allowance for loan losses	(41,415)	(2)	(35,631)	(1)	(28,198)	(1)
Net Loans	$2,516,485	100%	$2,503,970	100%	$2,291,008	100%

Loan quality

Results for the Company reflect the impact of continuing economic weakness on our markets, customers and resulting loan quality. Net charge-offs in the second quarter of 2009 were $6.2 million, or 0.97% (annualized) of average loans, compared to $3.2 million, or 0.51% (annualized) for the first quarter of 2009 and $1.1 million or 0.19% (annualized) for the second quarter of 2008.

Nonperforming assets increased to $79.9 million as of June 30, 2009 from $55.8 million as of March 31, 2009 and $30.4 million as of June 30, 2008. The quarter over quarter increase of $24.1 million is predominately related to two lending relationships. The first is a $16.0 million mixed residential and retail development project located in Delaware. This project loan has been experiencing slow residential absorption and weakened property values, but is currently paying and has been supported by the project’s sponsors. The second property is an $8.0 million residential development project also located in Delaware. It has experienced no recent sales but is well collateralized according to an updated appraisal.

The Bank’s $1.8 billion total commercial and commercial real estate (CRE) portfolio reported delinquencies of 2.28% and net charge-offs of $5.4 million for the quarter ended June

7 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

30, 2009. Included in this amount: the $483.4 million CRE portfolio reported delinquency of 0.35% and net charge-offs of $168,000 for the quarter; the $1.1 billion commercial and industrial (C&I) portfolio reported delinquency of 1.22% and net charge-offs of $2.0 million; and the $233.0 million total construction and land development (CLD) portfolio reported delinquencies of 11.49% and net charge-offs of $3.3 million.

As of June 30, 2009, residential CLD loans, a subset of the total CLD portfolio which was discussed above, represented $135 million, or 5.3% of the total loan portfolio. The Company’s average residential CLD loan was $1.5 million in size and only eight residential CLD loans exceeded $5 million in outstanding balances. Net charge-offs in this portfolio totaled $3.1 million in the quarter ended June 30, 2009, delinquencies were 15.58% and 27% of the residential CLD portfolio is currently classified as nonperforming.

The Bank’s $408 million residential mortgage portfolio reported a delinquency rate of only 3.37% as of June 30, 2009 compared to national delinquency rate of 6.06% for prime mortgages as of March 31, 2009, the date of the most recent data available. Net charge-offs for this portfolio were $187,000, or only 0.18% (annualized) of the portfolio during the second quarter of 2009.

Also, our consumer loan portfolios continue to compare favorably to national trends. The Bank’s $115 million home equity installment loan portfolio had a delinquency rate of 1.06% as of June 30, 2009 compared to a national delinquency rate of 3.49% as of March 31, 2009. The Bank’s $168 million home equity line of credit portfolio also had a delinquency rate of 1.06% as of June 30, 2009 compared to a national rate of 1.83% as of March 31, 2009. Consumer loan net charge-offs for this portfolio, which consists mainly of home equity installment loans and lines, were $606,000 or 0.80% (annualized) of the consumer loan portfolio during the second quarter of 2009.

8 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Investments

At June 30, 2009, the Bank’s total securities portfolio had a carrying value of $598.7 million. The Bank continues to hold no collateralized debt obligations (CDOs), bank Trust Preferred securities, Agency Preferred securities or equity securities in other FDIC insured banks or thrifts. The Bank had no other-than-temporary impairment (OTTI) in its investment portfolio as of June 30, 2009.

Highlights from the investment portfolio include:

•

The Agency MBS portfolio decreased $10.6 million to $259.8 million. All of the Agency MBS continue to be “plain vanilla” securities; $99.2 million are sequential-pay CMOs with no contingent cash flows, and $160.6 million are Agency MBS with 10 to 15 year original final maturities.

•	The non-Agency MBS portfolio decreased $36.6 million to $278.8 million. The quality of this portfolio is evidenced by:
o	Diversification among more than 80 different pools ($3.9 million on average).
o	Significant seasoning, with 90% of underlying loans originated in 2005 or earlier, and only 10% originated in 2006.
o	More than 95% of these bonds were originated as 15-year pass-through cash flows.
o

Strong fundamental characteristics, with an average loan-to-value (LTV) of approximately 41% (current loan balance as a percentage of original property value) and an average initial FICO credit rating score of well above 700, and additional credit support from the securitization. Only 11% of the collateral is classified as Alt-A loans, and none of the collateral is classified as sub-prime.

o

As of June 30, 2009, 19 of the 80 bonds, with a market value of $70.8 million, have been downgraded below AAA-. An independent stress test of these bonds resulted in only $231,000 of projected losses in a “Housing Depression” case (additional 20%+ decline in housing values over the next 24 months) due to low delinquencies (3.7%), strong LTV (47%) and credit support for our traunches of these bonds.

9 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Overall, balances in investments reflect the fact that during the quarter, we sold $17.8 million in private label MBS at a $141,000 gain. In addition, aggregate prepayments for the entire MBS portfolio were strong, totaling $44 million during the second quarter 2009 alone.

Customer deposits increased $134.9 million from March 31, 2009

Total customer deposits (core deposits and customer time deposits) were $2.0 billion at June 30, 2009, and increased a robust $134.9 million or 7% (29% annualized) over levels reported at March 31, 2009. The linked quarter increase in deposits was mainly due to money market and demand accounts.

Customer deposits also increased $492.5 million, or 33%, over balances at June 30, 2008. The very strong growth was mainly in demand, customer time and money market accounts.

The following table summarizes current customer deposit balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	June 30, 2009		March 31, 2009		June 30, 2008

Noninterest demand	$424,382	22%	$386,103	21%	$302,969	20%
Interest-bearing demand	245,556	12	232,102	12	169,741	12
Savings	223,829	11	223,683	12	195,817	13
Money market	413,764	21	347,246	19	293,703	20
Total core deposits	1,307,531	66	1,189,134	64	962,230	65
Customer time	673,603	34	657,101	36	526,426	35
Total customer deposits	$1,981,134	100%	$1,846,235	100%	$1,488,656	100%

Noninterest income

During the second quarter of 2009, the Company recorded noninterest income of $12.7 million, compared to $11.1 million in the first quarter of 2009. Contributing to the linked quarter increase was $98,000 in fees from 1st Reverse Financial Services, LLC (1st Reverse), and $94,000 in revenues from WSFS’s Cash Connect division, both discussed later in a separate “niche business” section. Adjusted for these businesses, noninterest income increased $1.4 million. Deposit service charges and credit/debit card & ATM fees increased by $459,000 and

10 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

$253,000, respectively, over the first quarter of 2009, primarily due to seasonality, and securities gains increased by $464,000.

Noninterest income increased $1.0 million in comparison to the second quarter of 2008. Adjusted for Cash Connect and 1st Reverse, noninterest income increased by $1.1 million. The increase was mainly from higher security gains as a result of a $622,000 positive mark-to-market adjustment on the BBB+ rated MBS recorded during the second quarter of 2009 and a $141,000 gain from the sale of mortgage-backed securities. In addition, mortgage banking activities were $313,000 higher during 2009 due to increased mortgage loan origination and sales.

Noninterest expense

Noninterest expense for the second quarter of 2009 totaled $31.0 million, which was a $6.6 million increase from the first quarter of 2009. Adjusted for niche businesses (Cash Connect and 1st Reverse) and the non-routine charges discussed earlier in this release, noninterest expense increased by $933,000 or 4%, mainly due to $1.3 million of additional write-downs on REO. Excluding these items noninterest expense decreased by $355,000 or 2%. This decrease reflects the Company’s efforts to control expenses.

Noninterest expense for the second quarter increased $9.8 million from the second quarter of 2008. Adjusted for niche businesses and the non-routine charges discussed above, noninterest expense increased by $3.7 million or 19% over the second quarter of 2008. This increase is mainly due to a $1.3 million increase in FDIC insurance assessments (in addition to the special assessment) as a result of higher industry insurance rates and an increase in deposit balances, and $1.3 million of additional write-downs on REO. In addition, the Company recorded increases in salaries, occupancy and equipment expenses due to branch acquisitions and de novo expansion. These increases reflect the fact that during the last twelve months the Company added eight new branches (four acquired in the branch acquisition during the fourth quarter of 2008 and three new locations opened during 2009 in Sussex County, DE) and the

11 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Company completed the relocation of its banking office in Lewes, DE to a new expanded facility.

Capital management

The Company’s capital decreased $3.6 million, or 1% from March 31, 2009 levels. Total tangible common book value per share decreased by $0.34 to $33.19. Adjusted for the stock purchase, discussed earlier in this release, the Company’s proforma tangible common equity ratio will improve meaningfully from 5.75% to 6.45%, while proforma tangible common book value will decrease slightly from $33.19 to $32.68.

At June 30, 2009, the Bank’s Tier 1 capital ratio was 9.73%, significantly above the 6.00% level required to be considered “well-capitalized” under regulatory definitions. Tangible common equity decreased by only $1.0 million or less than 1% from March 31, 2009 levels while tangible common book value per share decreased by 1% or $0.34 to $33.19. The Company’s tangible common equity ratio declined slightly to 5.75% at the end of the second quarter.

The Board of Directors approved a quarterly cash dividend of $0.12 per share. This dividend will be paid on August 28, 2009, to shareholders of record as of August 7, 2009.

Niche businesses (included in the above results)

In late April 2008, WSFS acquired a majority stake in 1st Reverse Financial Services, LLC. (1st Reverse), specializing in reverse mortgage banking nationwide. During the second quarter of 2009, 1st Reverse reported a pre-tax loss of $152,000, compared to a pre-tax loss of $586,000 for the first quarter of 2009. 1st Reverse recorded $654,000 in fee income during the second quarter, an increase of $98,000, over the first quarter of 2009. Expenses were $806,000 during the second quarter, $336,000 below the first quarter of 2009.

President and CEO Mark A. Turner said, “Despite the improved results, the subsidiary has still not reached breakeven levels, and in the current economic climate, prospects for achieving required returns are weak. As a result, WSFS has made the decision to conduct an orderly wind-down of this start-up initiative.”

12 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

As a result of this decision, during the quarter WSFS recorded an additional $1.6 million pre-tax charge related to the wind-down of 1st Reverse including the write-off of all related goodwill and intangibles, outstanding intercompany receivables and its remaining investment in this subsidiary.

Mr. Turner continued, “WSFS remains committed to the reverse mortgage product and will continue to originate reverse mortgages through its Delaware-based retail franchise. This group has been the top reverse mortgage originator in Delaware for the past year and a half.”

The Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States. Cash Connect manages more than $250 million in vault cash in approximately 10,500 non-bank ATMs nationwide and also operates over 300 ATMs for WSFS Bank, the largest branded ATM network in Delaware. During the second quarter of 2009, Cash Connect reported pre-tax income of $1.3 million, compared to $1.4 million for the first quarter of 2009 and $1.1 million for the second quarter of 2008. Cash Connect recorded $2.9 million in net revenue (fee income less funding costs) during the second quarter primarily comprised of interest rate-sensitive bailment fees, an increase of $96,000 compared to the first quarter of 2009 and a decrease of $598,000 compared to the second quarter of 2008. Noninterest expenses were $1.7 million during the second quarter of 2009 an increase of $270,000 from the first quarter of 2009 and a reduction of $788,000 from the second quarter of 2008.

Income taxes

The Company recorded a $1.6 million income tax benefit (reflecting a 40.7% effective tax rate) in the second quarter of 2009. During the first quarter of 2009 the Company recorded a $25,000 income tax provision that included a $939,000 tax benefit resulting from a decrease in the Company’s income tax reserve due to the expiration of the statute of limitations on certain tax items. In the second quarter of 2008, the Company recorded a $3.7 million tax provision (35.8% effective tax rate). Volatility in effective tax rates from quarter to quarter is expected.

13 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

2nd Quarter 2009 Earnings Release Conference Call

Management will conduct a conference call to review this information at 1:00 p.m. Eastern Daylight Time (EDT) on Monday, July 27, 2009. Interested parties may listen to this call by dialing 1-800-860-2442. A rebroadcast of the conference call will be available upon completion of the conference call, until 12:00 a.m. EDT on August 4, 2009, by calling 877-344-7529 and using Conference ID 432550#.

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.6 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 37 retail banking offices located in Delaware and Pennsylvania, as well as three loan production offices in Dover, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc., and Montchanin Capital Management, Inc. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

** *

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets; changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from our participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

# # #

14 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Interest income:
Interest and fees on loans	$32,356	$31,374	$34,464	$63,730	$72,146
Interest on mortgage-backed securities	6,948	7,336	5,715	14,284	11,703
Interest and dividends on investment securities	535	97	202	632	540
Other interest income	—	—	414	—	966
	39,839	38,807	40,795	78,646	85,355
Interest expense:
Interest on deposits	7,523	8,329	9,223	15,852	21,352
Interest on Federal Home Loan Bank advances	4,804	5,341	7,356	10,145	16,324
Interest on trust preferred borrowings	465	595	783	1,060	1,801
Interest on other borrowings	667	651	1,066	1,318	2,542
	13,459	14,916	18,428	28,375	42,019

Net interest income	26,380	23,891	22,367	50,271	43,336
Provision for loan losses	11,997	7,653	2,433	19,650	4,823

Net interest income after provision for loan losses	14,383	16,238	19,934	30,621	38,513

Noninterest income:
Deposit service charges	4,276	3,817	4,174	8,093	7,972
Credit/debit card and ATM income	4,049	3,702	4,314	7,751	8,845
Loan fee income	1,354	1,250	1,004	2,604	1,647
Securities gains	887	423	53	1,310	1,120
Investment advisory income	516	531	591	1,047	1,246
Mortgage banking activities, net	406	202	93	608	198
Bank owned life insurance income	229	210	456	439	1,030
Other income	950	966	986	1,916	2,119
	12,667	11,101	11,671	23,768	24,177
Noninterest expenses:
Salaries, benefits and other compensation	12,051	12,331	11,297	24,382	22,784
Occupancy expense	2,355	2,436	2,063	4,791	4,170
Professional fees	2,311	962	723	3,273	1,572
Equipment expense	1,725	1,579	1,533	3,304	2,996
Data processing and operations expense	1,157	1,121	1,082	2,278	2,120
Marketing expense	831	727	1,161	1,558	2,068
Other operating expenses	10,525	5,218	3,311	15,743	6,397
	30,955	24,374	21,170	55,329	42,107

(Loss) income before taxes	(3,905)	2,965	10,435	(940)	20,583
Income tax (benefit) provision	(1,589)	25	3,735	(1,564)	6,637
Net (loss) income	(2,316)	2,940	6,700	624	13,946
Dividends on preferred stock and accretion	751	513	—	1,264	—
Net (loss) income available to common stockholders	$(3,067)	$2,427	$6,700	$(640)	$13,946

Diluted earnings per common share:
Net (loss) income available to common stockholders	$(0.50)	$0.39	$1.07	$(0.10)	$2.22

Weighted average common shares outstanding for diluted EPS	6,190,987	6,240,891	6,279,051	6,181,781	6,294,728

Performance Ratios:

Return on average assets (a)	(0.26)%	0.33%	0.85%	0.04%	0.88%
Return on average equity (a)	(3.32)	4.53	12.28	0.46	12.73
Net interest margin (a)(b)	3.31	3.05	3.20	3.18	3.10
Efficiency ratio (c)	78.72	69.12	61.69	74.18	61.86
Noninterest income as a percentage of total revenue (b)	32.21	31.48	34.01	31.87	35.52

See “Notes”

15 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	June 30,	March 31,	June 30,
	2009	2009	2008
Assets:
Cash and due from banks	$75,042	$56,830	$76,543
Cash in non-owned ATMs	201,844	144,737	167,693
Investment securities (d)(e)	47,625	47,218	32,868
Other investments	39,547	39,586	40,397
Mortgage-backed securities (d)	549,877	596,588	457,208
Net loans (f)(g)(n)	2,516,485	2,503,970	2,291,008
Bank owned life insurance	59,776	59,547	58,581
Other assets	97,720	94,831	73,745
Total assets	$3,587,916	$3,543,307	$3,198,043

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$424,382	$386,103	$302,969
Interest-bearing deposits	1,556,752	1,460,132	1,185,687
Total customer deposits	1,981,134	1,846,235	1,488,656
Other jumbo CDs	58,694	77,623	78,618
Brokered deposits	333,123	334,262	288,590
Total deposits	2,372,951	2,258,120	1,855,864

Federal Home Loan Bank advances	636,773	696,291	833,130
Other borrowings	270,431	282,764	250,542
Other liabilities	35,851	30,661	41,633

Total liabilities	3,316,006	3,267,836	2,981,169

Stockholders’ equity	271,910	275,471	216,874

Total liabilities and stockholders’ equity	$3,587,916	$3,543,307	$3,198,043

Capital Ratios:

Equity to asset ratio	7.58%	7.77%	6.78%
Tangible equity to asset ratio	7.22	7.38	6.66
Tangible common equity to asset ratio	5.75	5.88	6.66
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.08	8.21	8.83
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	9.73	10.19	11.03
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	10.90	11.34	12.02

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$64,510	$39,383	$28,289
Troubled debt restructuring	7,312	8,385	905
Assets acquired through foreclosure	8,123	8,023	1,248
Total nonperforming assets	$79,945	$55,791	$30,442

Past due loans (i)	$1,126	$2,185	$51

Allowance for loan losses	$41,415	$35,631	$28,198

Ratio of nonperforming assets to total assets	2.23%	1.57%	0.95%
Ratio of allowance for loan losses to total gross loans (j)	1.63	1.41	1.22
Ratio of allowance for loan losses to nonaccruing loans (k)	56	87	91
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	0.97	0.51	0.19
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	0.75	0.51	0.16

See “Notes”

16 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	June 30, 2009			March 31, 2009			June 30, 2008
			Yield/			Yield/			Yield/
	Average	Interest &	Rate	Average	Interest &	Rate	Average	Interest &	Rate
	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)
Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$791,884	$9,161	4.63%	$810,238	$9,463	4.67%	$754,051	$11,407	6.05%
Residential real estate loans (n)	414,985	5,660	5.46	425,165	6,052	5.69	438,132	6,339	5.79
Commercial loans	1,057,167	13,747	5.25	973,088	12,081	5.08	821,889	12,446	6.12
Consumer loans	301,613	3,788	5.04	298,306	3,778	5.14	276,695	4,272	6.21
Total loans (n)	2,565,649	32,356	5.09	2,506,797	31,374	5.05	2,290,767	34,464	6.07
Mortgage-backed securities (d)	570,740	6,948	4.87	577,054	7,336	5.09	463,196	5,715	4.94
Investment securities (d)(e)	47,606	535	4.50	48,971	97	0.79	31,698	202	2.55
Other interest-earning assets (o)	39,668	--	0.00	39,782	--	0.00	42,829	414	3.89
Total interest-earning assets	3,223,663	39,839	4.98	3,172,604	38,807	4.93	2,828,490	40,795	5.81

Allowance for loan losses	(36,726)			(32,687)			(26,998)
Cash and due from banks	59,263			56,194			62,679
Cash in non-owned ATMs	182,696			173,316			174,223
Bank owned life insurance	59,624			59,411			58,283
Other noninterest-earning assets	93,649			93,651			68,784
Total assets	$3,582,169			$3,522,489			$3,165,461

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$233,035	$153	0.26	$214,234	$204	0.39	$167,939	$184	0.44
Money market	363,952	1,018	1.12	334,810	1,028	1.25	300,181	1,158	1.55
Savings	224,595	122	0.22	216,187	158	0.30	195,646	139	0.29
Customer time deposits	655,484	5,194	3.18	648,563	5,486	3.43	525,982	5,046	3.86
Total interest-bearing customer deposits	1,477,066	6,487	1.76	1,413,794	6,876	1.97	1,189,748	6,527	2.21
Other jumbo certificates of deposit	75,467	473	2.51	94,991	504	2.15	85,861	635	2.97
Brokered deposits	338,163	563	0.67	329,943	949	1.17	275,041	2,061	3.01
Total interest-bearing deposits	1,890,696	7,523	1.60	1,838,728	8,329	1.84	1,550,650	9,223	2.39

FHLB of Pittsburgh advances	712,243	4,804	2.67	750,158	5,341	2.85	842,780	7,356	3.45
Trust preferred borrowings	67,011	465	2.75	67,011	595	3.55	67,011	783	4.62
Other borrowed funds	209,426	667	1.27	228,386	651	1.14	178,556	1,066	2.39
Total interest-bearing liabilities	2,879,376	13,459	1.87	2,884,283	14,916	2.07	2,638,997	18,428	2.79

Noninterest-bearing demand deposits	390,516			351,864			281,908
Other noninterest-bearing liabilities	33,018			26,941			26,372
Stockholders’ equity	279,259			259,401			218,184
Total liabilities and stockholders’ equity	$3,582,169			$3,522,489			$3,165,461

Excess of interest-earning assets
over interest-bearing liabilities	$344,287			$288,321			$189,493

Net interest and dividend income		$26,380			$23,891			$22,367
Interest rate spread			3.11%			2.86%			3.02%
Net interest margin			3.31%			3.05%			3.20%

See “Notes”

17 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands)

(Unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

Stock Information:

Market price of common stock:
High	$33.12	$48.49	$53.12	$48.49	$53.79
Low	21.31	17.34	43.08	17.34	43.08
Close	27.31	22.36	44.60	27.31	44.60
Book value per share	43.92	44.50	35.35
Tangible book value per share	41.69	42.03	34.66
Tangible common book value per share	33.19	33.53	34.66
Number of common shares outstanding (000s)	6,191	6,191	6,134

Other Financial Data:

One-year repricing gap to total assets (m)	(0.24)%	3.65%	(0.55)%
Weighted average duration of the MBS portfolio	2.5 years	2.8 years	3.1 years
Unrealized losses on securities available-for-sale, net of taxes	$(8,413)	$(8,424)	$(5,257)
Number of associates (FTEs)	670	650	664
Number of branch offices	37	35	29
Number of WSFS owned ATMs	341	336	322

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held-for-sale.
(o)	As of December 31, 2008, the FHLB stock is not currently paying dividends.